QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

THE TITAN CORPORATION,
a Delaware corporation;

THUNDERBIRD ACQUISITION, INC.
a New Mexico corporation;

and

SCIENCE & ENGINEERING ASSOCIATES, INC.,
a New Mexico corporation.

Dated as of February 23, 2002

i

3.5	Valid Issuance	35
3.6	Full Disclosure	35
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY	36
4.1	Access and Investigation	36
4.2	Operation of the Company's Business	36
4.3	Notification	38
4.4	No Negotiation	39
4.5	Company Shareholders' Meeting	39
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	40
5.1	Additional Agreements	40
5.2	Regulatory Approvals	40
5.3	Registration Statement	41
5.4	Public Announcements	43
5.5	Affiliate Agreements	43
5.6	Tax Matters	43
5.7	FIRPTA Matters	43
5.8	Termination of Employee Plans	43
5.9	Termination or Exercise of Options	44
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	44
6.1	Accuracy of Representations	44
6.2	Performance of Covenants	44
6.3	Shareholder Approval	44
6.4	Consents	44
6.5	Agreements and Documents	44
6.6	Listing	45
6.7	No Restraints	45
6.8	No Governmental Litigation	45
6.9	No Other Litigation	46
6.11	Amendment to Credit Agreement	46
6.12	FIRPTA Compliance	46
6.13	Absence of Changes	46
6.14	HSR Act	46
6.15	Dissenter's Rights	47
6.16	Benefit Plans Termination	47
6.17	Stock Options	47
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	47
7.1	Accuracy of Representations	47
7.2	Performance of Covenants	47
7.3	Documents	47
7.4	Shareholder Approval	48
7.5	Listing	48
7.6	No Restraints	48
7.7	HSR Act	48
SECTION 8.	TERMINATION	48
8.1	Termination Events	48
8.2	Termination Procedures	50
8.3	Effect of Termination	50
8.4	Expenses; Termination Fees	50
SECTION 9.	INDEMNIFICATION, ETC.	51
9.1	Survival of Representations, Etc.	51

ii

9.2	Indemnification	52
9.3	Threshold	53
9.4	Offset Against Escrow Shares	54
9.5	No Contribution	54
9.6	Defense of Third Party Claims	54
SECTION 10.	MISCELLANEOUS PROVISIONS	55
10.1	Company Shareholders' Representative	55
10.2	Further Assurances	57
10.3	Company Transaction Expenses	57
10.4	Attorneys' Fees	57
10.5	Notices	57
10.6	Time of the Essence	58
10.7	Headings	58
10.8	Counterparts	58
10.9	Governing Law; Jurisdiction and Venue	58
10.10	Successors and Assigns	59
10.11	Remedies Cumulative; Specific Performance	59
10.12	Waiver	59
10.13	Amendments	60
10.14	Severability	60
10.15	Parties in Interest	60
10.16	Entire Agreement	60
10.17	Construction	60

iii

EXHIBITS

Exhibit A	—	Certain definitions
Exhibit B	—	Escrow Agreement
Exhibit C-1	—	Form of Affiliate Agreement
Exhibit C-2	—	Persons to execute Affiliate Agreements
Exhibit D	—	Form of Voting Agreement
Exhibit E-1	—	Form of Release
Exhibit E-2	—	Persons to execute a Release
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Legal Opinion of Company's Counsel
Exhibit H	—	Form of Articles of Merger
Exhibit I	—	Earn Out Payment Amount Computation

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of February 23, 2002, by and among: THE TITAN CORPORATION, a Delaware corporation ("Parent"); THUNDERBIRD ACQUISITION, INC., a New Mexico corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and SCIENCE & ENGINEERING ASSOCIATES, INC., a New Mexico corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with the Company (the
"Merger") in accordance with this Agreement and the New Mexico Business Corporation Act (the "NMBCA"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been adopted by Parent, as the sole shareholder of Merger Sub.

        WHEREAS, simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain shareholders are entering into a Voting Agreement with Parent in the form of Exhibit D (the "Voting Agreement") pursuant to which each such shareholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote his, her or its Company Common Stock (as defined below) in favor of the Merger.

AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1.    DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NMBCA.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this Agreement (the
"Closing") shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. on a date to be designated by Parent which shall not be less than two days after the expiration of the Price Election Period, if either the Company or Parent has exercised its election pursuant to Section 8.1(h) or Section 8.1(i), respectively, and no more than five (5) business days after the date on which the last of the conditions set forth in Section 6 and Section 7 has been satisfied or waived. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, properly executed articles of merger substantially in the form of Exhibit H (the "Articles of Merger") shall be filed with the Public Regulation Commission of the State of New Mexico. The Merger shall become effective at the time specified in the Articles of Merger or, if no time is specified, at the time the

Articles of Merger is filed with the Public Regulation Commission of the State of New Mexico (the "Effective Time").

        1.4    Articles of Incorporation and Bylaws; Directors and Officers.    Unless otherwise mutually determined by Parent and Company prior to the Effective Time:

          (a)  the Articles of Incorporation of the Company immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation;

          (b)  the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time; and

          (c)  the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

        1.5    Conversion of Shares.

          (a)  Subject to Sections 1.8(a), 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

              (i)  each share of Company Common Stock, other than Excluded Shares, outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of the common stock of Parent, $0.01 par value per share, together with the associated preferred stock purchase rights ("Parent Common Stock"), equal to the "Exchange Ratio," it being understood that (A) shares of Company Common Stock held by Parent, Merger Sub or their Subsidiaries shall be cancelled in the Merger without consideration and (B) certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(i) shall be held in escrow in accordance with Section 1.10; and

            (ii)  each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (iii)  The term "Exchange Ratio" shall mean the fraction computed as follows: (i) if the Average Parent Closing Price is less than or equal to $27.00 per share and greater than $24.00 per share, the Exchange Ratio shall be equal to the fraction (A) having a numerator equal to the Company Value, divided by $24.00 and (B) having a denominator equal to the Fully Diluted Company Share Amount; (ii) if the Average Parent Closing Price is less than or equal to $24.00 per share and greater than or equal to $18.00 per share, the Exchange Ratio shall be equal to the fraction (A) having a numerator equal to the Company Value, divided by the Average Parent Closing Price and (B) having a denominator equal to the Fully Diluted Company Share Amount; (iii) if the Average Parent Closing Price is greater or equal to $15.00 per share and less than $18.00 per share, the Exchange Ratio shall be equal to the fraction (A) having a numerator equal to the Company Value, divided by $18.00 and (B) having a denominator equal to the Fully Diluted Company Share Amount; (iv) if the Average Parent Closing Price is greater than $27.00 per share, (A) Parent may terminate this Agreement pursuant to Section 8.1(i), unless the Company makes a Company Fixed Value Election in accordance with the provisions of Section 8.1(i), in which case Parent may not terminate this Agreement pursuant to Section 8.1(i), and the Exchange Ratio shall be equal to the fraction (1) having a numerator equal to the Company Adjusted Value Amount divided by the Average Parent Closing Price and (2) having a denominator equal to the Fully Diluted Company Share Amount or (B) in the event that Parent does not terminate this Agreement pursuant to the immediately preceding clause (A), the Exchange Ratio shall be equal to the fraction (1) having a numerator equal to the Company Value, divided by $24.00 and (2) having a denominator equal to the Fully Diluted Company Share Amount; (v) if the Average Parent Closing Price is less than $15.00 per share, (A) the Company may terminate this Agreement pursuant to Section 8.1(h), unless Parent makes a Parent Fixed Value Election in accordance with the provisions of Section 8.1(h), in which case the Company may not terminate this Agreement pursuant to Section 8.1(h), and the Exchange Ratio shall be equal to the fraction (1) having a numerator equal to the Parent Adjusted Value Amount divided by the Average Parent Closing Price and (2) having a denominator equal to the Fully Diluted Company Share Amount or (B) in the event that Company does not terminate this Agreement pursuant to clause (A), the Exchange Ratio shall be equal to the fraction (1) having a numerator equal to the Company Value, divided by $18.00 and (2) having a denominator equal to the Fully Diluted Company Share Amount. For purposes of this Agreement, "Average Parent Closing Price" shall mean the average closing sales price on the New York Stock Exchange, Inc. (the "NYSE") Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the twenty (20) trading-day period ending on the Price Determination Date.

        1.6    Company Options.    All options to purchase Company Common Stock issued under the Company Stock Option Plan shall be exercised or terminated prior to the Closing Date in accordance with the terms of the applicable Company Stock Option agreement. Neither Parent nor the Surviving Corporation shall assume, become responsible for or otherwise assume any obligations with respect to, any outstanding options, warrants or other rights to purchase capital stock of the Company.

        1.7    Closing of the Company's Transfer Books.    At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration as set forth in this Agreement and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

        1.8    Certificates.

          (a)  As soon as practicable after the Effective Time, Parent will send to each registered holder of a Company Stock Certificate a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall (i) deliver to the registered holder of such Company Stock Certificate a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5 less such holder's Pro Rata Escrow Shares (as defined in clause (ii) of this sentence) and (ii) deliver to the Escrow Agent under the Escrow Agreement (as defined below) on behalf of such holder a certificate in the name of the Escrow Agent representing that number of shares of Parent Common Stock equal to the product of (A) the number of shares of Parent Common Stock equal to $3,775,000 divided by the Average Parent Closing Price (the "Escrow Shares") and (B) (1) the total number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by (2) the Company Common Share Amount (the "Pro Rata Escrow Shares"), provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clause (ii) above shall, in each case, represent only whole shares of Parent Common Stock.

  In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Average Parent Closing Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above and (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Average Parent Closing Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c)  In the event that Parent elects to issue Shares of Parent Common Stock to the shareholders of the Company as an Earn Out Payment pursuant to Section 1.14, as soon as practicable after the delivery of the Earn Out Income Statement, Parent shall deliver to each shareholder a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.14. Any certificates representing Parent Common Stock to be delivered to a shareholder of the Company pursuant to this Section 1.8(c) shall represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such shareholder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as possible, the shareholder shall be paid in cash a dollar amount (rounded to the nearest whole cent) determined by multiplying the Average Parent Trading Price by the faction of a share of Parent Common Stock that would otherwise be deliverable to such holder pursuant to this Section 1.8(c).

          (d)  Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e)  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Sections 53-15-3 and 53-15-4 of the NMBCA or any successor provision, has the right to demand and properly demands appraisal of and payment for such shares of capital stock of the Company ("Dissenting Shares"), shall not be converted into the right to receive Parent Common Stock as set forth in Section 1.5, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal and payment, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal and payment, such holder's Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Sections 53-15-3 and 53-15-4 of the NMBCA or any successor provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of and payment for shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the NMBCA, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

        1.10    Escrow of Parent Common Stock.    Upon the Closing, Parent shall withhold the Escrow Shares and deliver such shares to a bank or trust company selected by Parent as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 9 hereof. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent. Subject to the next sentence of this Section 1.10, the Escrow Shares shall be held as an indemnification fund by the Escrow Agent until the later of (i) the Earn Out Payment Date or (ii) the receipt by Parent of the signed audit report for the first audit of Parent and its Subsidiaries after the Closing Date (the "Initial Escrow Period"). Notwithstanding the preceding sentence and anything in this Agreement to the contrary, if, upon the expiration of the Initial Escrow Period, in the good faith judgment of Parent there is reasonable likelihood that Parent, the Surviving Corporation or any of their Affiliates will incur any Damages for which an Indemnitee could reasonably be expected to be entitled to indemnification under this Agreement solely in connection with the Criminal Subpoena and any related Legal Proceedings (the "Expected Damages"), then, the Company Shareholder Representative and Parent shall hold in the Escrow Fund, as a security for the indemnification rights of Parent pursuant to Section 9, and for a period of time to be agreed upon by the Company Shareholder Representative and Parent (the "Additional Escrow Period." The Initial Escrow Period, as and if extended by the Additional Escrow Period, is referred to herein as the "Escrow Period") Escrow Shares with aggregate market value as of the end of the Initial Escrow Period equal to the lesser of (i) the Expected Damages or (ii) the aggregate value of the Escrow Shares then held in escrow or issuable pursuant to Section 1.14; provided, however, that (i) the Escrow Period shall not extend beyond the second anniversary of the Closing Date, and (ii) if Company Shareholder Representative and Parent fail to agree on the Additional Escrow Period, the Escrow Period shall be extended to, and terminate on, the second anniversary of the Closing Date. In the event any Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold such shares in escrow) until such claim is fully and finally resolved. In the event that the principal terms of this Agreement are approved by the Company's shareholders, then all such shareholders shall, without any further act of any Company shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Indemnitees under Section 9 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Shareholders' Representative (as defined in Section 10.1) as the representative under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

        1.11    Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.12    Accounting Treatment.    For accounting purposes, the Merger is intended to be treated as a "purchase."

        1.13    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        1.14    Adjusted EBIT Earn Out.

          (a)  In addition to the right of the shareholders of the Company to receive Parent Common Stock pursuant to Section 1.5, in the event the Company achieves Company Revenues of at least $70,000,000.00 and Adjusted EBIT equal to at least 7% of Company Revenues during the Earn Out Period, each holder of record of Company Common Stock as of immediately prior to the Effective Time shall be entitled to receive, for each share of Company Common Stock held by such shareholder immediately prior to the Effective Time, at the election of Parent and subject to Section 1.14(h), either (i) an amount in cash equal to the Earn Out Payment Amount divided by the Fully Diluted Company Share Amount or (ii) that fraction of a share of Parent Common Stock equal to the Earn Out Exchange Ratio, as calculated pursuant to Section 1.14(b). The "Earn Out Payment Amount" shall mean an amount not to exceed $3,775,000 (except as provided in Section 1.14(h), without any interest payable on or imputed to the Earn Out Payment Amount) determined in accordance with the weighted average methodology set forth on Exhibit I, subject to reduction, if any pursuant to Section 1.14(h).

          (b)  The "Earn Out Exchange Ratio" shall be equal to the fraction (A) having a numerator equal to the quotient of the Earn Out Payment Amount divided by the Average Parent Trading Price, and (B) having a denominator equal to the Fully Diluted Company Share Amount.

          (c)  Within 60 days following the expiration of the Earn Out Period, Parent shall deliver to the Company Shareholders' Representative a consolidated income statement of the Company for the Earn Out Period (the "Earn Out Income Statement"). The Earn Out Income Statement shall be accompanied by the report of Parent's independent auditor stating that the Earn Out Income Statement presents fairly, in all material respects, the Company's results of operations for the Earn Out Period.

          (d)  The Company shall make available to the Company Shareholders' Representative copies of all work papers, documents, receipts, invoices and other materials and grant the Company Shareholders' Representative such access to the Company's personnel and outside auditors during regular business hours as may be reasonably requested by the Company Shareholders' Representative in his review of the Earn Out Income Statement or in connection with any dispute or disagreement relating to the payment of the Earn Out Payment. If the Company Shareholders' Representative does not timely deliver a Earn Out Contest Notice (as defined below) in accordance with Section 1.14(e), the Earn Out Income Statement shall be final and binding on all the parties.

          (e)  In the event the Company Shareholders' Representative contests any part of the Earn Out Income Statement, the Company Shareholders' Representative shall give the Company written notice of his objections thereto (the "Earn Out Contest Notice") within fifteen (15) days following the delivery of the Earn Out Income Statement.

          (f)    If Parent disagrees with the Earn Out Contest Notice, each of a senior management representative of Parent and the Company Shareholders' Representative will have thirty (30) days from the date of the Earn Out Contest Notice to resolve the dispute (the "Initial Resolution Period"). If the member of senior management of Parent and the Company Shareholders' Representative cannot resolve the dispute during the Initial Resolution Period, such parties shall select a mutually acceptable major accounting firm to arbitrate the dispute under the rules it imposes (the "Neutral Auditor"). The decision of the Neutral Auditor shall be made within 30 days after its engagement (which engagement shall be made no later than 5 days after the end of the Initial Resolution Period), shall be set forth in a written statement delivered to the Company Shareholders' Representative and Parent and shall be final, binding, conclusive on such parties for all purposes hereunder. Parent shall pay the Earn Out Payment Amount within five (5) business days after the final resolution of any disputes regarding the Earn Out Payment Amount (the"Earn Out Payment Date")

          (g)  During the Earn Out Period, the Company will operate as a separate division or business unit of Parent and shall keep separate financial statements as a unit. The Company will be responsible for operating its business consistent with applicable Legal Requirements, its obligations under its Governmental Authorizations and its Government and other Contracts, sound business practices and the overall policies of Parent. The Company shall be solely responsible for its operating results, including qualifying for the Earn Out Payment. If Parent or any Affiliate of Parent elects to provide any assistance to the Company in connection with any of its operations, including its efforts to bid for any Government Contract, such assistance shall not be construed to create any duty to provide such assistance and the parties' course of performance or course of dealing with each other shall not modify, supplement or constitute a waiver of any term of this Agreement.

          (h)  In the event any Indemnitee is entitled to, or is reasonably likely to be entitled to, indemnification under Section 9 of this Agreement, Parent shall have the right, (i) subject to the limitation set forth in Section 9.3, to recover the amount of any Damages by offsetting such Damages against the Earn Out Payment Amount, if any, and (ii) if the Damages have not been incurred but, in the good faith judgment of Parent, are reasonably likely to be incurred by any Indemnitee before the expiration of the Escrow Period in connection with the Criminal Subpoena and any related Legal Proceedings, then Parent shall have the right to withhold from the Earn Out Payment Amount the amount of any such expected Damages and deposit the withheld Earn Out Payment Amount into the Escrow Fund; it being expressly understood that (A) Parent shall not be obligated or required to recover any portion of any Damages from the Escrow Fund pursuant to Section 9 until such Damages have been paid and satisfied by reducing the Earn Out Payment Amount, if any, and (B) Parent may pursue indemnity claims against the Escrow Fund at any time prior to or after the time when the Earn Out Payment Amount becomes payable and without exhausting its right to offset Damages against the Earn Out Payment Amount. If Parent withholds any portion of the Earn Out Payment Amount pursuant to this Section 1.14(h)(ii), and Parent is required to return to the Company shareholders any portion of the Earn Out Payment Amount so withheld, then the portion of the Earn Out Payment Amount to be returned to the Company shareholders shall be deemed to have accrued interest, and shall be increased by the amount of such interest, at the Parent's actual weighted average borrowing rate for the period of time between the Earn Out Payment Date and the date of actual payment by Parent to the Company shareholders of such portion of the Earn Out Payment Amount.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on the Company Disclosure Schedule, which shall qualify the representations and warranties of the Company set forth in this Section 2 and which shall be organized in Parts corresponding to the numbering in this Section 2 with disclosures in each Part specifically corresponding to or cross-referencing another Part of the Company Disclosure Schedule specifically corresponding to a particular Section and Subsection of this Article 2, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

        2.1    Due Organization; No Subsidiaries; Etc.

          (a)  Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the respective states of incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b)  The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "Science & Engineering Associates" or "SEA".

          (c)  The Acquired Corporations are not and within the last two years have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule. Each of the Acquired Corporations is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c)(ii) of the Company Disclosure Schedule.

          (d)  Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e)  Other than Sea Technology, Inc., a New Mexico corporation, Sea Information Services, Inc., a Louisiana corporation, SEA Services, Inc., a New Mexico corporation, and Quest Technologies Inc., a Nevada corporation, the Company has no Subsidiaries. Except for its Subsidiaries the Company does not own any controlling interest in any Entity and, except for its Subsidiaries, the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

        2.2    Articles of Incorporation and Bylaws; Records.    The Company has delivered to Parent accurate and complete copies of: (1) the articles of incorporation and bylaws, including all amendments thereto of each Acquired Corporation; (2) the stock records of each Acquired Corporation; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation (the items described in (1), (2) and (3) above, collectively, the "Company Constituent Documents"). There have been no formal meetings or other proceedings of the shareholders of any of the Acquired Corporations, the board of directors of any of the Acquired Corporations or any committee of the board of directors of any of the Acquired Corporations that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company

Constituent Documents, and none of the Acquired Corporations has taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices. All the records of each of the Acquired Corporations are in the actual possession and direct control of the respective Acquired Corporation. Each of the Acquired Corporations has in place, and has at all times had in place, an adequate and appropriate system of internal controls which is reasonably comprehensive as to systems of internal controls customarily maintained by comparable Entities.

        2.3    Capitalization, Etc.

          (a)  The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Common Stock, of which 1,045,060 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Company Common Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides as of the date of this Agreement, an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

          (b)  The Company has reserved 2,400,000 shares of Company Common Stock for issuance under the Company Stock Option Plan, of which options to purchase 378,405 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each option to purchase Common Stock of the Company outstanding as of the date hereof (whether vested or unvested) (the "Company Options"): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except for Company Options granted pursuant to the Company Stock Option Plans, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (i) through (iv) above, collectively
  "  Company Rights"). The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

          (c)  All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

          (d)  The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company except as specified in the Company Disclosure Schedule. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the NMBCA and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

          (e)  The certificate referred to in Section 6.5(h) and the information provided to Parent by the Company pursuant to Section 5.7 shall be true, accurate and complete. As of the Effective Time, all Company Stock Options, all rights to acquire Company Stock Options or other options on the capital stock of the Company and all other stock purchase rights to acquire or purchase shares of Company Common Stock shall have been exercised or terminated without Liability or obligation to the Company, the Surviving Corporation, Parent or any of its Affiliates after the Effective Time. All disclosure and other documents with or addressed to holders of Company Options shall be prepared and distributed in compliance with the Company Constituent Documents, all applicable Company Contracts and Plans and all applicable Legal Requirements, including federal and state anti-fraud securities laws.

        2.4    Financial Statements.

          (a)  The Company Disclosure Schedule includes the following financial statements and notes (collectively, the
  "  Company Financial Statements"): the audited balance sheets of the Company as of April 30, 2001, April 30, 2000 and April 30, 1999, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the periods then ended together with the notes thereto and the unqualified reports and opinions of the Company's independent auditor, as applicable, relating thereto.

          (b)  The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

          (c)  The Closing Balance Sheet will be accurate and complete in all material respects and will present fairly the financial position of the Company as of the Closing Date and shall have been prepared in conformity with generally accepted accounting principles.

        2.5    Absence of Changes.    Except as set forth in Part 2.5 of the Company Disclosure Schedule, since April 30, 2001:

          (a)  there has not been any material adverse change in the Acquired Corporations' business, condition, assets, Liabilities, operations, financial performance or prospects, and, to the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have such a material adverse change;

          (b)  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets (whether or not covered by insurance) of any of the Acquired Corporations;

          (c)  no Acquired Corporation has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and, other than repurchases at cost of shares subject to repurchase options, has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other of its securities;

          (d)  no Acquired Corporation has sold, issued or authorized the issuance of (i) any of its capital stock or its other securities (except for Company Common Stock issued upon the exercise of outstanding Company Options) or, (ii) any Company Rights (except for Company Options described in Part 2.3 of the Company Disclosure Schedule);

          (e)  no Acquired Corporation has amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Option Plan, (ii) any provision of any Company Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f)    there has been no amendment to any of the Company Constituent Documents, and no Acquired Corporation has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g)  except for the purchase of assets from Pathcor Design Consultants, Inc., an Arizona corporation ("Pathcor") on the terms of the acquisition agreement set forth in Part 2.5(g) of the Company Disclosure Schedule, no Acquired Corporation has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

          (h)  no Acquired Corporation has made any capital expenditure which, when added to all other capital expenditures made on behalf of such Acquired Corporation since April 30, 2001, exceeds $250,000;

          (i)    except for the Pathcor acquisition agreement, no Acquired Corporation has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

          (j)    no Acquired Corporation has written off as uncollectible any amounts in excess of $50,000 individually or $200,000 in the aggregate, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness outside existing reserves;

          (k)  except for its existing lines of credit disclosed on the Company Disclosure Schedule, which are subject to renewal, no Acquired Corporation has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

          (l)    no Acquired Corporation has (i) lent any material sum of money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any material indebtedness for borrowed money;

          (m)  no Acquired Corporation has (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (n)  no Acquired Corporation has changed any of its methods of accounting or accounting practices in any respect;

          (o)  no Acquired Corporation has made any Tax election;

          (p)  no Acquired Corporation has threatened, commenced or settled any Legal Proceeding; and

          (q)  no Acquired Corporation has agreed to take, or committed to take, any of the actions referred to in clauses "(c)" through "(p)" above.

        2.6    Title to Assets.

          (a)  Each Acquired Corporation owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets referred to in Sections 2.1, 2.7 and 2.9 of this Agreement and all of the Company's rights under the Material Contracts and (ii) all other assets reflected in the Acquired Corporations' books and records as being owned by the respective Acquired Corporation. All of such assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations.

          (b)  The assets of the Acquired Corporations constitute all the assets, properties, rights and goodwill necessary to carry on the Company's business as conducted as of the date of this Agreement and as anticipated to be conducted as of the Closing Date. Except for this Agreement, no Acquired Corporation has any Contract, absolute or contingent (i) to effect any Acquisition Transaction or (ii) to sell or otherwise transfer any assets of any of the Acquired Corporations, except in the Ordinary Course of Business. All material tangible assets which are owned, leased or used by the Acquired Corporations are in good operating condition and repair, subject to normal wear and tear.

          (c)  All leases and licenses to the assets used by the Company are valid and enforceable in accordance with their terms against the parties thereto.

        2.7    Bank Accounts; Receivables; Inventories.

          (a)  Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

          (b)  Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable, notes receivable and other receivables of each of the Acquired Corporations as of April 30, 2001. All existing accounts receivable of the Acquired Corporations (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since April 30, 2001 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and the Company has no reason to believe they will not be collected in full when due, without any counterclaim or set off.

          (c)  Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than $1,000,000 of the consolidated gross revenues of the Company in 2001, (ii) more than $1,000,000 of the Company's gross revenues in 2000, or (iii) more than $1,000,000 of the Company's gross revenues in 1999. No Acquired Corporation has received any written notice or other written communication, indicating that any customer or other Person identified in Part 2.7(c) of the Company Disclosure Schedule is likely to cease dealing with any of the Acquired Corporations or is likely to otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

          (d)  All of the existing inventory of the Acquired Corporations: (i) is of such quality and quantity as to be usable and saleable by it in the Ordinary Course of Business; (ii) has been priced at the lower of cost or market value using the "last-in, first-out" method; and (ii) is free of any defect or deficiency. The inventory levels maintained by the Acquired Corporations (i) are not excessive in light of the normal operating requirements of each Acquired Corporation, (ii) are adequate for the conduct of the operations of the Acquired Corporations in the Ordinary Course of Business, and (iii) are, to the knowledge of the Company, comparable to the inventory levels maintained by comparable Entities.

        2.8    Equipment; Leasehold.

          (a)  All items of equipment and other tangible assets owned by or leased to any of the Acquired Corporations (i) are reasonably adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all material respects with, and are being operated and otherwise used in substantial compliance with all applicable Legal Requirements, and (iv) are adequate for the conduct of the Company's business in the manner in which such business is being conducted or proposed to be conducted.

          (b)  None of the Acquired Corporations owns any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule.

        2.9    Proprietary Assets.

          (a)  Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by each of the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by each of the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $50,000 in the aggregate with respect to, each Proprietary Asset or all copies of any Proprietary Asset that is licensed or otherwise made available to each of the Acquired Corporations by any Person (the "Licensed Assets") and is material to the business of the Acquired Corporations, and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to each of the Acquired Corporations. The Acquired Corporations have good, valid and marketable title to all of the Company Proprietary Assets other than Licensed Assets, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Acquired Corporations have a valid right to use, license and otherwise exploit all Licensed Assets and any rights thereunder will not be affected by the Company entering into this Agreement and the agreements and transactions contemplated hereby. The Acquired Corporations have not developed jointly with any other Person any Company Proprietary Asset that is material to the business of the Company with respect to which such other Person has any rights. There is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

          (b)  The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) all current and former employees of the Acquired

  Corporations who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously made available by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Company an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously made available to Parent.

          (c)  (i) All patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Company (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, each of the Acquired Corporations has all rights and licenses reasonably necessary in order to make, have made, use or sell these products to an unlimited number of parties, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any third party Proprietary Asset, (iv) none of the Acquired Corporations has received any written notice or other written communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person and (v) to the knowledge of the Acquired Corporations, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

          (d)  The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (e)  No Acquired Corporation has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which any of the Acquired Corporations has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code.

          (f)    Except with respect to demonstration or trial copies that include code to disable continued use after a limited demonstration trial period, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device,"

  "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

15

        2.10    Contracts.

          (a)  Part 2.10(a) of the Company Disclosure Schedule identifies:

              (i)  each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

            (ii)  each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any material technology or any material Proprietary Asset;

          (iii)  each Company Contract imposing any material restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any material product or other assets or any services from any other Person, to sell any material amount of product or other assets to, or perform any material services for any other Person, or (C) develop or distribute any technology;

            (iv)  each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

            (v)  each Company Contract relating to the acquisition, issuance or transfer of any securities other than the Company's standard Stock Option Agreement and Stock Restriction Agreement, forms of which have been made available to Parent;

            (vi)  each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

          (vii)  each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

        (viii)  each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

            (ix)  each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

            (x)  each Company Contract constituting or relating to a Government Contract or Government Bid;

            (xi)  any other Company Contract that was entered into outside the Ordinary Course of Business or was inconsistent with the Company's past practices;

          (xii)  any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

        (xiii)  any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $50,000 in the aggregate.

  (Company Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts".)

          (b)  The Company has made available to Parent accurate and complete copies of all written Material Contracts. Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Part 2.10(b)(ii) of the Company Disclosure Schedule lists each Company Contract entered into outside the Ordinary Course of Business involving any indemnity obligations of an Acquired Corporation. Each

  Company Contract is valid and in full force and effect is enforceable by the Company in accordance with its terms.

          (c)  Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

              (i)  None of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Acquired Corporations, no other Person has violated or breached, or committed any default under, any Company Contract;

            (ii)  to the knowledge of the Acquired Corporations, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

          (iii)  since January 1, 1999, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that has not been resolved;

            (iv)  none of the Acquired Corporations has waived any of its rights under any Material Contract; and

            (v)  the SpyFinder LLC is not a duly formed limited liability, no facts or circumstances exist that would give any Person the right to claim an ownership or other interest in SpyFinder LLC, and neither the Surviving Corporation nor Parent nor any of their respective Affiliates will have any Liability to any Person after the Effective Time related to SpyFinder LLC. As of the Effective Time, SpyFinder LLC shall have been dissolved in accordance with applicable Legal Requirements without Liability to the company, the Surviving Corporation, Parent or any of their respective Affiliates.

          (d)  To the knowledge of the Acquired Corporations, no Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e)  The Material Contracts collectively constitute all of the Contracts necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted or proposed to be conducted.

          (f)    Part 2.10(f) of the Company Disclosure Schedule provides an accurate description and breakdown of the backlog of each of the Acquired Corporations under Company Contracts.

          (g)  Except as set forth in Part 2.10(g) of the Company Disclosure Schedule:

              (i)  the Acquired Corporations have not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

            (ii)  the Acquired Corporations have complied with all Legal Requirements with respect to all Government Contracts and Government Bids;

          (iii)  the Acquired Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended,

    (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

            (iv)  all facts set forth in or acknowledged by any Acquired Corporation in any certification, representation or disclosure statement submitted by any Acquired Corporation with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission;

            (v)  none of the Acquired Corporations nor any of their respective employees have been debarred or suspended from doing business with any Governmental Body, and, to the Company's knowledge, no circumstances exist that would warrant the institution of debarment or suspension proceedings against any Acquired Corporation or any employee of any Acquired Corporation;

            (vi)  no negative determinations of responsibility, as contemplated in Part 9 of the FAR (Contractor Qualifications), have been issued against any Acquired Corporation in connection with any Government Contract or Government Bid;

          (vii)  no direct or indirect costs incurred by any Acquired Corporation have been disallowed as a result of a finding or determination of any kind by any Governmental Body;

        (viii)  no Governmental Body, and no prime contractor or high-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;

            (ix)  there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving any Acquired Corporation or any of their employees, (B) the disallowance of any costs submitted for payment by any Acquired Corporation, (C) the recoupment of any payments previously made to any Acquired Corporation, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any Acquired Corporation, or (E) the assessment of any penalties or Damages of any kind against any Acquired Corporation, which penalties or damages could, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations;

            (x)  there is not any (A) outstanding claim against any Acquired Corporation by, or dispute involving any Acquired Corporation with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any Acquired Corporation upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Government Body against any Acquired Corporation;

            (xi)  no Acquired Corporation is undergoing, and no Acquired Corporation has undergone, any audit, and there is no impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the Ordinary Course of Business);

          (xii)  no Acquired Corporation is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

        (xiii)  no payment has been made by any Acquired Corporation or, to the Company's knowledge, by a Person acting on any Acquired Corporation's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of any Acquired Corporation) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

          (xiv)  each Acquired Corporation's cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

          (xv)  each Acquired Corporation has complied in all material respects with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Acquired Corporation Proprietary Assets;

          (xvi)  in each case in which an Acquired Corporation has delivered or otherwise provided any technical data, computer software or Acquired Corporation Proprietary Asset to any Governmental Body in connection with any Government Contract, such Acquired Corporation has marked such technical data, computer software or Acquired Corporation Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Acquired Corporation Proprietary Asset, except where failure to do so has not had and will not have a Material Adverse Effect on any Acquired Corporation;

        (xvii)  no Acquired Corporation has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

        (xviii)  each Acquired Corporation has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for all fiscal years ended April 30, 1998, and those years are closed;

          (xix)  no Government Contract period of performance has been shortened as a result of Award Term Provisions;

          (xx)  there is no overhead rate ceiling on any current Government Contract, and there is no profit impact associated with overhead rate ceilings on prior completed Government Contracts;

          (xxi)  there are no Government Contracts with performance bonds;

        (xxii)  there are no minimum quotas in existing VAR contracts of the Acquired Corporations;

      (xxiii)  the responsible government representatives have agreed with the Company on the "forward pricing rates" that each Acquired Corporation is charging on cost-type Government Contracts and including in Government Bids; and

        (xxiv)  each Acquired Corporation is not and will not be required to make any filings with or give notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          (h)  Except as disclosed in Part 2.10(h) of the Company Disclosure Schedule, with respect to each Material Contract, the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company or any of its Subsidiaries to any Person or give any Person the right to terminate or alter the provisions of such Material Contract. The consummation of the transaction described herein will not affect any of the Material Contracts in a manner that could reasonably be expected to result in a Company Material Adverse Effect.

        2.11    Liabilities; Fees, Costs and Expenses.

          (a)  The Acquired Corporations have no Liabilities, except for: (i) Liabilities identified as such in the "liabilities" column of the Company Financial Statements; (ii) accounts payable or accrued salaries that have been incurred by the Company since April 30, 2001 in the Ordinary Course of Business and consistent with the Company's past practices; and (iii) Liabilities under the Material Contracts, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Company Contracts.

          (b)  The total amount of all fees, costs and expenses (including any attorney's, accountant's, financial advisor's or finder's fees) incurred by or for the benefit of the Acquired Corporations (and not Parent or Merger Sub) in connection with (a) the due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, are not anticipated in the aggregate to exceed $650,000.

        2.12    Compliance with Legal Requirements.    Each of the Acquired Corporations is, and has at all times since its inception been, in compliance with all Legal Requirements that are applicable to it or to the conduct of its business or the ownership or use of any of its assets. Since January 1, 1999 none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. None of the Acquired Corporations has received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered to Parent an accurate and complete copy of each report, study, survey or other document to which the Acquired Corporations have access that addresses or otherwise relates to the compliance of the Acquired Corporations with, or the applicability to the Acquired Corporations of, any Legal Requirement. To the knowledge of the Acquired Corporations, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Acquired Corporations' business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of the Acquired Corporations to comply with or perform any covenant or obligation under any of the Related Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated hereunder.

        2.13    Governmental Authorizations.

          (a)  The Governmental Authorizations held by each of the Acquired Corporations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted, and (ii) to permit each of the Acquired Corporations to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used. Each of the Acquired Corporations is, and at all times since its inception has been, in compliance with the terms and requirements of the respective Governmental Authorizations held by the Acquired Corporations. Since January 1, 1999, the Acquired Corporations have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

          (b)  Except as set forth in Part 2.13 of the Company Disclosure Schedule: (i) each of the Acquired Corporations and its employees are, and each of the Acquired Corporations and its employees have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.13 of the Company Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.13 of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.13 of the Company Disclosure Schedule; (iii) none of the Acquired Corporations have ever received, and, to the knowledge of the Acquired Corporations, no employee of the Acquired Corporations has ever received, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.13 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

        2.14    Tax Matters.

          (a)  All Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes have been paid when due, whether or not such amounts have been reported as due on an applicable Company return. The Company has delivered to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent.

          (b)  The Company Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Acquired Corporations will establish, in the Ordinary Course of Business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes for the period from May 1, 2001 through the Closing Date, and the Acquired Corporations will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. No Taxes have been incurred since the April 30, 2001 other than in the ordinary course of business.

          (c)  No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Acquired Corporations have access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Acquired Corporations or any other Person), and no such extension or waiver has been requested from the Acquired Corporations.

          (d)  No claim or Legal Proceeding is pending or has been threatened against or with respect to the Acquired Corporations in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Acquired Corporations with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations have entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e)  There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations is a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Notwithstanding any disclosure in the Company Disclosure Schedule, none of the Acquired Corporations has made any distribution of stock of any "controlled corporation" as that term is defined in Section 355(a)(1) of the Code, none of the Acquired Corporations has Liability for Taxes as a result of any such distribution, and the Merger shall not result in any such Taxes.

          (f)    None of the Acquired Corporations has, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which the Company is or was the common parent. None of the Acquired Corporations is, and has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Corporations is liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which any of the Acquired Corporations has been a party ("Tax Agreements") have been terminated. After the Closing Date neither the Company nor any of its Affiliates shall be bound by or have any Liability under any Tax Agreements, including for amounts due in respect of periods ending on or before the Closing Date.

        2.15    Employee and Labor Matters; Benefit Plans.

          (a)  Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any employee of any of the Acquired Corporations ("Employee"), except for Plans which would not require the Acquired Corporations to make payments or provide benefits having a value in excess of $10,000 in the aggregate. Part 2.15(a) of the Company Disclosure Schedule sets forth the citizenship status of every employee of any of the Acquired Corporations (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for any of the Acquired Corporations and the dates of issuance and expiration of such visa or other similar permit.

          (b)  The Acquired Corporations do not maintain, sponsor or contribute to, and, to the knowledge of the Acquired Corporations, have not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c)  Each of the Acquired Corporations maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

              (i)  an accurate and complete copy of such Plan (including all amendments thereto);

            (ii)  an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

          (iii)  an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material written employee communications relating to such Plan;

            (iv)  if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

            (v)  accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

            (vi)  an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e)  None of the Acquired Corporations is required to be, and, to the knowledge of the Acquired Corporations, has ever been required to be, treated as a single employer with any other Person under Section 401(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Acquired Corporations, none of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f)    None of the Acquired Corporations has any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g)  Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h)  With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i)    Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j)    Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and none of the Acquired Corporations is aware of any reason why any such determination letter should be revoked.

          (k)  Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements, will result in any liability to the Company or payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Acquired Corporations (whether or not under any Plan), or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l)    Part 2.15(l) of the Company Disclosure Schedule accurately identifies each former employee of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Corporations or otherwise) relating to such former employee's employment with the Acquired Corporations; and Part 2.15(l) of the Company Disclosure Schedule accurately describes such benefits.

          (m)  None of the Acquired Corporations is a party to or bound by, and none of the Acquired Corporations has ever been a party to or been bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

          (n)  The employment of each of the employees of the Acquired Corporations is terminable at will. The Company has made available to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Acquired Corporations.

          (o)  To the knowledge of the Company:

              (i)  no employee of the Acquired Corporations has given notice to terminate his employment with the Acquired Corporations;

            (ii)  no employee of the Acquired Corporations has received an offer to join a business that may be competitive with the Acquired Corporations's business; and

          (iii)  no employee of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Acquired Corporations, or (B) the Acquired Corporations' business or operations.

          (p)  None of the Acquired Corporations is engaged, and in the last five years none of the Acquired Corporations has been engaged, in any unfair labor practice of any nature. In the last five years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquired Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

          (q)  As of the Effective Time, each of the Benefit Plans shall have been terminated, and after the Effective Time no employee or former employee of any of the Acquired Corporations shall have any right under the Benefit Plans and all Liabilities of the Company under the Benefit Plans (including any Liabilities relating to services performed prior to the Closing) shall be fully extinguished at no cost, and with no Liability, to the Company. The decision of the Board of Directors of the Company not to establish on or after December 19, 2001 a new stock purchase period for the purchase of Company Common Stock pursuant to the terms of the Company Stock Purchase Plans did not violate, and was in strict compliance with, the terms of any of the Plans.

        2.16    Environmental Matters.    Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Acquired Corporations is not in compliance with any Environmental Law, and, to the knowledge of the Acquired Corporations, there are no circumstances that may prevent or interfere with the Acquired Corporations' compliance with any Environmental Law in the future. To the knowledge of the Acquired Corporations, no current or prior owner of any property leased or controlled by the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquired Corporations is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.) All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

        2.17    Insurance.    Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Corporations and identifies any material pending claims made thereunder, and the Acquired Corporations has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since January 1, 2001, none of the Acquired Corporations has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any pending claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        2.18    Related Party Transactions.    Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 1999 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Corporations; (b) no Related Party is, or has at any time since January 1, 1999 been, indebted to the Acquired Corporations; (c) since January 1, 1999, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Acquired Corporations; (d) no Related Party is competing, or has at any time since January 1, 1999 competed, directly or indirectly, with the Acquired Corporations; and (e) no Related Party has any claim or right against the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since January 1, 1999 been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)

        2.19    Legal Proceedings; Orders.

          (a)  There is no pending Legal Proceeding, and to the knowledge of the Acquired Corporations, no Person has threatened to commence any Legal Proceeding: (i) that involves the Acquired Corporations or any of the assets owned, used or controlled by the Acquired Corporations or any Person whose liability the Acquired Corporations have or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b)  No Legal Proceeding has ever been commenced by or has ever been pending against the Acquired Corporations that has not been fully adjudicated or settled prior to the date of this Agreement. The Acquired Corporation have delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials to which the Acquired Corporations have access and that relate to any Legal Proceeding identified in the Company Disclosure Schedule.

          (c)  There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by them, is subject. To the knowledge of the Acquired Corporations, no shareholder, officer or other employee of the Acquired Corporations is subject to any Order that prohibits such shareholder, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Corporations' business. To the knowledge of the Acquired Corporations, there is no proposed Order that, if issued or otherwise put into effect (i) could have an adverse effect on the Company's business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of any of the Acquired Corporations or any of its shareholders to comply with or perform any covenant or obligation under any of the Related Agreements or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated under this Agreement.

          (d)  There is no subpoena to which any of the Acquired Corporations is subject other than a subpoena from the United States Department of Defense Office of Inspector General dated April 27, 2001 (the "Criminal Subpoena"). As to the Criminal Subpoena, the Acquired Companies have investigated all contracts, work orders, purchase agreements, invoices and bills referenced in or related to the Criminal Subpoena and have determined that all such invoices and bills are complete and accurate and that the Acquired Companies have complied with the terms of all such contracts, work orders and purchase agreements (and any Legal Requirement relating to such contracts, work orders and purchase agreements). The Acquired Companies have also examined the subject matters identified in the Criminal Subpoena and the documents produced pursuant to the Criminal Subpoena and have determined that neither the Acquired Companies' operations as they relate to the subject matters identified in the Criminal Subpoena nor the documents produced pursuant to the Criminal Subpoena could reasonably be expected to expose the Acquired Companies to the disallowance of any costs submitted by any Acquired Corporation, the recoupment of any payments previously made to any Acquired Corporation, a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any Acquired Corporation, or the assessment of any penalties (including non-monetary penalties) or damages of any kind against any Acquired Company.

        2.20    Authority; Binding Nature of Agreement.    The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.21    Non-Contravention; Consents.    Neither (1) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a violation of any of the provisions of the Company's Constituent Documents;

          (b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement (other than the right to exercise dissenters rights under the NMBCA) or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject;

          (c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned, used or controlled by the Acquired Corporations;

          (d)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations).

Except as set forth in Part 2.21 of the Company Disclosure Schedule, and except for the filing of the Articles of Merger and such filings as are required under the HSR Act and the Securities Act and the solicitation of the consent of the Company's shareholders, no filing with, notice to or consent from any Person is required in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

        2.22    Customers; Accounts Payable.

          (a)  Part 2.22(a) of the Company Disclosure Schedule identifies each Person that has committed (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase existing products or services or products or services being developed by any of the Acquired Corporations with a dollar value of $500,000 or more (the "Purchase Commitments") and whether such commitment is oral or written. The Company has made available to Parent true and complete copies of all documents evidencing such Purchase Commitments. All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Acquired Corporations and, upon consummation of the Merger, will be enforceable by Parent, against the other party to such Purchase Commitments. No fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment and no Person has given any notice to the Acquired Corporations, and none of the Acquired Corporations has reason to believe, that any Person intends to withdraw, amend, modify or terminate any Purchase Commitment.

          (b)  Part 2.22(b) of the Company Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the Company's accounts payable as of April 30, 2001; (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of the Company's long-term debt as of the date of this Agreement. Part 2.22(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received (i) more than $500,000 from the Company in 1999, (ii) more than $500,000 from the Company in 2000, or (iii) more than $500,000 from the Company in 2001.

        2.23    Product Development.

          (a)  Part 2.23 of the Company Disclosure Schedule sets forth for each product or service being developed by or on behalf of any of the Acquired Corporations (excluding products or services being developed under Government Contracts) a true and correct development status, including the dates on which the development of each such product or service will be completed. No fact, condition or circumstance exists that would materially impair or delay the development of any of the products or services of the Acquired Corporations. None of the Acquired Corporations has entered into any agreement which restricts its right to make, have made, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of any of the Acquired Corporations.

          (b)  Each product that has been sold by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale, except for any deficiencies that can be corrected without incurring expense in excess of warranty reserves. All repair services and other services that have been performed by any of the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. None of the Acquired Corporations will incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Acquired Corporations on or at any time prior to the Closing Date. No product manufactured or sold by any of the Acquired Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product. There are no unresolved claims or threatened claims by any customer or other Person against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product sold by any of the Acquired Corporations or any services performed by any of the Acquired Corporations. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim. Each of the Acquired Corporations has in place an adequate and appropriate quality control system that is at least as reasonably comprehensive and effective as the quality control systems customarily maintained by comparable Entities.

        2.24    Full Disclosure.

          (a)  This Agreement (including the Company Disclosure Schedule) does not, (i) contain any representation or warranty by the Company or information regarding the Company that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information regarding the Company contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

          (b)  The information supplied by the Company for inclusion in the Company Proxy Statement or the S-4 Registration Statement (including any Company financial statements) or the Information Statement will not, as of the date of the Company Proxy Statement or the S-4 Registration Statement or the Information Statement or as of the date of the Company Shareholders' Meeting, and in each case, as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information not false or misleading.

        2.25    Company Action.

          (a)  The Board of Directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (i) unanimously determined that the Merger is advisable and in the best interests of the Company and its shareholders, (ii) unanimously recommended the adoption and approval of the Merger, this Agreement and the Escrow Agreement by the shareholders of the Company and (iii) directed that this Agreement, the Escrow Agreement and any Stock Plan Amendments be submitted for a vote at the Company Shareholders' Meeting; it being expressly understood that the approval of the Merger shall be contingent upon the approval of the Stock Plan Amendments.

          (b)  The affirmative vote of a majority of the shares of Company Common Stock outstanding on the date of such vote is the only vote of the shareholders of the Company needed to approve and adopt this Agreement, any Stock Plan Amendments and approve the Merger and the transactions contemplated hereby (the "Required Company Shareholder Vote").

        2.26    Anti-Takeover Law.    The Board of Directors and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (i) any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement and the Related Agreements, (ii) any takeover provision in the Company Constituent Documents, and (iii) any takeover provision in any Contract to which any of the Acquired Corporations is a party or by which it or its properties may be bound.

        2.27    Finder's Fee.    No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of any of the Acquired Corporations.

        2.28    Certain Payments, etc.    Neither any of the Acquired Corporations, nor any manager, officer, employee, agent or other Person associated with or acting for or on behalf of any of the Acquired Corporations, has at any time, directly or indirectly:

          (a)  used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

          (b)  made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

          (c)  made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

          (d)  performed any favor or given any gift which was not deductible for federal income tax purposes;

          (e)  made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

          (f)    agreed, committed, offered or attempted to take any of the actions described in clauses "(a)" through "(e)" above.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Corporate Existence and Power.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of Parent, and under the laws of New Mexico in the case of Merger Sub, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

        3.2    Authority; Binding Nature of Agreement.    Parent and Merger Sub have the corporate right, power and authority to perform their obligations under this Agreement and under each Related Agreement to which either of them is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which either of them is a party (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action, including all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and each Related Agreement to which either of them is a party has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3    SEC Filings; Financial Statements.

          (a)  Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2001 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained as of the date they were filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such statements were corrected in any subsequently filed Parent SEC Documents

          (b)  The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain a full set of footnotes and are subject to year-end audit adjustments, and except that the financial statements may have been amended due to subsequent events as reflected in subsequently filed Parent SEC Documents; and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

          (c)  Except for Liabilities incurred in the ordinary course of business consistent with past practice and except for performance obligation under Contracts, neither Parent nor any of its Subsidiaries, taken as a whole, has incurred any material Liability which is not required by GAAP to be reflected in a balance sheet and the notes thereto prepared in accordance with GAAP.

        3.4    No Conflict; Consents.    The execution and delivery by Parent and Merger Sub of this Agreement and of each Related Agreement to which either of them is a party and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (i) are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) are not prohibited by, and will not violate any Legal Requirement applicable to Parent, except for any anti-trust laws or comparable Legal Requirements related to concentration of business activities, competition or similar matters, and (iii) except to the extent of any required consent to be obtained prior to Closing, will not result in breach to any contract of Parent filed as an exhibit to the Parent SEC Documents. Except for the Bank Consent, the filing of the Agreement of Merger and such filings as are required under each of the HSR Act and the Securities Act, no filing with, notice to or consent from any Person is required in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

        3.5    Valid Issuance.    The shares of Parent Common Stock to be issued pursuant to Section 1.5(a) and 1.14 will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.6    Full Disclosure.    The information supplied by the Parent for inclusion in the Company Proxy Statement or the S-4 Registration Statement (including any Parent financial statements) or the Information Statement will not, as of the date of the Company Proxy Statement or the S-4 Registration Statement or the Information Statement or as of the date of the Company Shareholders' Meeting, and in each case, as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information not false or misleading in light of the circumstances under which such information is provided.

        3.7    Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        3.8    Tax Matters.    Parent has no present plan or intention to liquidate the Company. It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

SECTION 4.    CERTAIN COVENANTS OF THE COMPANY

        4.1    Access and Investigation.    During the period from the date of this Agreement through the earlier of the Closing Date or the Final Termination Date (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

        4.2    Operation of the Company's Business

          (a)  During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the Ordinary Course of Business, and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) use best efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) provide all notices, assurances and support required by any Material Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by the Company of any Proprietary Asset; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company; and (v) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company's business.

          (b)  Except as disclosed on Part 4.2 of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed):

              (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

            (ii)  sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Company Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule);

          (iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

            (iv)  amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (v)  recognize any labor union or enter into any collective bargaining agreement;

            (vi)  adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

          (vii)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

        (viii)  make any capital expenditure outside the Ordinary Course of Business or make any single capital expenditure in excess of $50,000; provided however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $100,000 in the aggregate;

            (ix)  except in the Ordinary Course of Business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

            (x)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the Ordinary Course of Business and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $75,000 in the aggregate), or waive or relinquish any material right;

            (xi)  lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the Ordinary Course of Business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof and set forth on the Company Disclosure Schedule (without any amendment or modification thereto) which in the aggregate does not exceed $25,000);

          (xii)  establish, adopt or amend any Company employee plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;

        (xiii)  dismiss any employee or hire any new employee having an annual salary in excess of $150,000;

          (xiv)  change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

          (xv)  make any material Tax election;

          (xvi)  commence or settle any Legal Proceeding;

        (xvii)  enter into any material transaction or take any other material action outside the Ordinary Course of Business and inconsistent with past practices;

        (xviii)  transfer any assets or Liabilities between the Company and any of the other Acquired Corporations;

          (xix)  intentionally take or intentionally omit to take any action that is or would reasonably be expected to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in Section 6 and Section 7 hereof not being satisfied, (C) breach any provisions of this Agreement or (D) cause Parent to be entitled to a right of indemnification pursuant to Section 9 of this Agreement; or

          (xx)  authorize, agree, commit or enter into any Contract to take any of the actions described in clauses "(i)" through "(xix)" of this Section 4.2(b).

        4.3    Notification.

          (a)  During the Pre-Closing Period, each party shall promptly notify the other in writing of:

              (i)  the discovery by the notifying party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

            (ii)  any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the notifying party Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii)  any breach of any covenant or obligation of the notifying party; and

          (b)  any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

        4.4    No Negotiation.

          (a)  The Company acknowledges and agrees that during the pre-Closing Period the Company will not, and will not permit any of its Representatives and Associates to, directly or indirectly:

              (i)  solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

            (ii)  participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information or afford access to the properties, books or records of the Company to any Person (other than Parent or its Affiliates relating to or in connection with a possible Acquisition Transaction; or

          (iii)  consider, entertain or accept any proposal or offer from any Person (other than Parent or its Affiliates) relating to a possible Acquisition Transaction.

          (b)  The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly provide Parent with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company's Representatives from any person or entity (other than Parent) during the Pre-Closing Period. The parties acknowledge that any breach of the foregoing provisions by any Representative of the Company, including without limitation, any shareholders acting as Representatives of the Company, shall be deemed a breach by the Company.

        4.5    Company Shareholders' Meeting.

          (a)  The Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company Common Stock (the "Company Shareholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement, the Escrow Agreement, the Stock Plan Amendments and approval of the Merger. The Company Shareholders' Meeting will be held as promptly as practicable and within twenty-five (25) business days after the S-4 Registration Statement (as defined below) is declared effective under the Securities Act (which period shall be extended on a day-to-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC).

          (b)  The Company will prepare and distribute to the Company shareholders and the beneficial owners of the Plan in connection with the Company Shareholders' Meeting a proxy statement (the "Company Proxy Statement") in compliance with all applicable Legal Requirements and the Company Constituent Documents. The Company shall use commercially reasonable efforts to solicit from shareholders of the Company and the beneficial owners of the Plan proxies in favor of the approval of Merger, this Agreement, the Escrow Agreement and the Stock Plan Amendments and to take all other actions reasonably necessary to secure such vote as promptly as practicable prior to the Termination Date.

          (c)  The Board of Directors of the Company shall unanimously recommend that the Company's shareholders and the beneficial owners of the Plan vote in favor of and approve this Agreement, the Escrow Agreement, the Stock Plan Amendments and approve the Merger at the Company Shareholders' Meeting (the "Recommendation"). The Company Proxy Statement shall include the Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Parent if such Recommendation shall no longer be unanimous.

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

        5.1    Additional Agreements.    Subject to Section 5.2(b), Parent and the Company shall use all reasonable efforts (i) to cause the conditions set forth in Section 6, in the case of the Company, and in Section 7, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date, and (ii) to take, or cause to be taken, all actions reasonably necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Without limiting the generality of the foregoing, but subject to Section 5.2(b), each party to this Agreement shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such party in connection with the Merger during the Pre-Closing Period.

        5.2    Regulatory Approvals.

          (a)  The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any Legal Proceeding, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act of any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act or any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the

  Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

          (b)  Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations ((i) through (v), collectively, "Burdensome Conditions").

        5.3    Registration Statement.

          (a)  As soon as practicable after the date on which Parent files with the SEC its annual report on form 10-K for the fiscal year ended December 31, 2001, Parent shall prepare and cause to be filed with the SEC, using its reasonable and timely efforts, a registration statement on Form S-4 is filed with the SEC with respect to the Parent Common Stock to be issued in connection with the Merger (together with any amendment or supplement thereto, the "S-4 Registration Statement"). The S-4 Registration Statement shall contain the Company Proxy Statement as part of the prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. The parties acknowledge and agree that the foregoing arrangements may be altered by Parent as reasonably necessary to respond to any comments or requests received from the SEC. Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Company Proxy Statement and any amendments thereto) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, to file any required amendments to the S-4 Registration Statement and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC taking into account, among other things, the availability of audited financial statements of Parent for the year ended December 31, 2001 to the extent required for the S-4 Registration Statement to be declared effective or the Company Proxy Statement to be mailed to the shareholders of the Company. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company shareholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.3(a) (including, without limitation, Company financial statements complying with the requirements of Form S-4, the Securities Act and the Exchange Act). In addition, the Company shall promptly furnish to Parent all information concerning the Company and the Company shareholders that may be required or reasonably requested in connection with any pre- or post-effective amendment to the S-4 Registration Statement and shall use its diligent efforts to cause its independent auditors to promptly provide all consents for the inclusion of the audited financial statements of the Company and the report thereon of the Company Auditors in the S-4 Registration Statement. If the Company becomes aware of any information that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Company Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the

  SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

          (b)  Prior to the Effective Time, Parent shall make all required filings with state regulatory authorities and the NYSE, and shall ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities or "blue sky" law of every jurisdiction of the United States in which any registered shareholder of the Company has an address of record on the record date for determining the shareholders entitled to notice of and to vote on the Merger (other than qualifying to do business in a State in which it is not now qualified).

          (c)  At or prior to the filing of the Form S-4 Registration Statement, Parent, Merger Sub and the Company shall execute and deliver to Sutin, Thayer & Browne (counsel to the Company) and Cooley Godward LLP ("Cooley Godward") (counsel to Parent) certificates in customary form. At the Effective Time, Parent, Merger Sub and the Company shall each confirm to Sutin, Thayer & Browne and Cooley Godward the accuracy and completeness as of the Effective Time of the certificates delivered pursuant to the immediately preceding sentence. Following delivery of such certificates, each of Parent and the Company shall use its reasonable efforts to cause Sutin, Thayer & Browne and Cooley Godward, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the certificates referred to in this Section 5.3(c).

          (d)  The Company shall ensure that from and after the Effective Time the Company's independent auditor shall continue to provide to Parent promptly upon request all consents for the inclusion of the audited financial statements of the Company and the reports thereon of the Company's independent auditor in future filings by Parent with the SEC to the extent such consent is required by the Securities Act or the Exchange Act, as applicable.

          (e)  After the execution of this Agreement and before or after the filing of the S-4 Registration Statement, at the mutual election of Parent and the Company, the Company and Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the "Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code (the "Fairness Hearing"). The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing; provided, however, that Parent shall not be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner, including a copy of the fairness opinion and valuation reports received by the Company or the Trustee in connection with the Merger. The Information Statement shall include the Recommendation.

        5.4    Public Announcements.    During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger; provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.

        5.5    Affiliate Agreements.    The Company shall use its best efforts to cause each Person listed on Exhibit C-2 and each other Person who becomes an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit C-1.

        5.6    Tax Matters.    This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. During the Pre-Closing Period, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

        5.7    FIRPTA Matters.    At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

        5.8    Termination of Employee Plans.    The Company shall use its commercially reasonable efforts to terminate the Benefit Plans and shall provide Parent with an opportunity to review and comment on any documentation or correspondence related to such termination.

        5.9    Termination or Exercise of Stock Purchase Rights and Company Stock Options.    The Company shall exercise its best efforts to ensure the condition set forth in Section 6.17 has been satisfied prior to the Termination Date without Liability or obligation to the Company, the Surviving Corporation, Parent or any of its Affiliates. The Company shall provide Parent with a reasonable and timely opportunity to review and comment on any documentation or correspondence related to the termination or exercise of Company Stock Options or other rights to acquire Company Common Stock, including all disclosure documents. All disclosure documents to holders of Company Options shall be prepared and distributed in compliance with the Company Constituent Documents, all applicable Company Contracts and Plans and all applicable Legal Requirements, including federal and state anti-fraud securities laws. Parent's review and approval of any such documentation shall not alter its indemnity rights under Section 9 or any of the representations and warranties of the Company set forth in this Agreement.

        5.10    Calculation of Merger Consideration.    Prior to the Effective Time, the Company shall provide to Parent (i) an update to Section 2.3 reflecting the capitalization of the Company as of immediately prior to the Effective Time, (ii) a detailed list setting forth the name of each holder of Company Common Stock as well as the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, (iii) the amount of Merger Consideration to which each such holder of Company Common Stock is entitled to pursuant to Article 2 of this Agreement, and (iv) a detailed list setting forth the name of each holder of Company Options held by such holder as of immediately prior to the Effective Time as well as the number of shares of Company Common Stock subject to such Company Options and the respective exercise price of each such Company Option.

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations.    Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except that, in each case, any inaccuracies in such representations and warranties, other than any inaccuracy in the representations and warranties set forth in Section 2.3, will be disregarded for purposes of this Section 6.1 if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality and knowledge qualifications, contained in such representations and warranties shall be disregarded.

        6.2    Performance of Covenants.    All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3    Shareholder Approval.    This Agreement, the Escrow Agreement, the Merger and the Stock Plan Amendments, shall have been duly adopted by the Required Company Shareholder Vote.

        6.4    Consents.    All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Company Disclosure Schedule) from any Person or Governmental Body shall have been obtained and shall be in full force and effect; provided, however, that no such Consent shall be deemed obtained if it would reasonably be expected to impose a Burdensome Condition on Parent, or any of its Subsidiaries, including the Surviving Corporation.

        6.5    Agreements and Documents.    Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a)  Affiliate Agreements in the form of Exhibit C-1, executed by the Persons identified on Exhibit C-2 and by any other Person who Parent reasonably deems to be an "affiliate" of the Company for purposes of the Securities Act;

          (b)  a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.3);.

          (c)  written resignations of all directors of the Company, effective as of the Effective Time, and a General Release in the form of Exhibit E-1 shall have been executed and delivered to Parent by each director and officer of the Company;

          (d)  an Escrow Agreement in the form of Exhibit B, executed by the Company Shareholders' Representative and the Escrow Agent;

          (e)  a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the "Company Compliance Certificate");

          (f)    a legal opinion of Sutin Thayer & Browne (acquisition counsel to the Company) and William Darling, corporate and securities counsel to the Company, in the form of Exhibit G;

          (g)  a consolidated balance sheet of the Company dated as of the Closing Date (the "Closing Balance Sheet"), which presents fairly, in all material respects, the financial condition of the Company on the Closing Date in conformity with GAAP, and reflects no indebtedness, including guarantees, other than trade payables incurred in the Ordinary Course of Business (provided that during the Pre-Closing Period the Company continues to pay its trade and other payables in accordance with its payment practices prior to the date of this Agreement) and other than short-term indebtedness for borrowed money drawn from the Company's existing revolving line of credit for the sole purpose of funding working capital requirements in proportion to accounts receivable growth in excess of historical growth rate for the Company's accounts receivable;

          (h)  a certificate executed by the Chief Financial Officer of the Company certifying the Fully Diluted Company Share Amount and the Company Common Share Amount; and

          (i)    a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of each of the Acquired Corporations, (ii) attaching a good standing certificate of each of the Acquired Corporations, duly certified by the applicable Governmental Authority of the state of organization of the applicable Acquired Corporation, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors and shareholders of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, (iv) certifying that there are no proceedings for the dissolution or liquidation of any of the Acquired Corporations and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

        6.6    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the NYSE.

        6.7    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or unduly burdensome to Parent.

        6.8    No Governmental Litigation.    There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any Damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

        6.9    No Other Litigation.    There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a material adverse effect on the Company or a material adverse effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any Damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of the Company, Parent or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

        6.10    Effectiveness of Registration Statement/Fairness Hearing.    Either (i) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the S-4 Registration Statement or (ii) the California Department of Corporations shall have determined that the Merger is fair to the shareholders of the Company, following a hearing on the fairness of the Merger, and the shares of Parent Common Stock to be issued in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act and shall be freely tradable.

        6.11    Amendment to Credit Agreement.    Parent shall have received the necessary consent to the Merger pursuant to that certain Senior Secured Credit Agreement, dated February 23, 2000, as amended, between Parent and the creditors thereunder (such consent, the "Bank Consent").

        6.12    FIRPTA Compliance.    Parent shall have received the statement referred to in Section 5.7(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.7(b).

        6.13    Absence of Changes.    There has not been any material adverse change in the Acquired Corporations' business, prospects, condition, assets, Liabilities, operations or financial performance.

        6.14    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        6.15    Dissenter's Rights.    At Closing, holders of no more than 5% of the Company Common Stock shall have available to them dissenter's rights pursuant to Sections 53-15-3 and 53-15-4 of the NMBCA.

        6.16    Benefit Plans Termination.    The Company shall have terminated each of the Benefit Plans on terms reasonably satisfactory to Parent, shall have provided evidence reasonably satisfactory to Parent to ensure that no employee or former employee of any of the Acquired Corporations has any right under such plans and that all Liabilities of the Company under the Benefits Plans (including any Liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no Liability, to the Company except for funding of retirement plans for fiscal 2002 and for termination or rollover payments incident to termination of the Benefit Plans.

        6.17    Stock Purchase Rights and Stock Options.    All Company Stock Options, all rights to acquire Company Stock Options or other options on the capital stock of the Company and all other stock purchase rights to acquire or purchase shares of Company Common Stock shall have been exercised or terminated without Liability or obligation to the Company, the Surviving Corporation, Parent or any of its Affiliates, and Parent shall have received evidence reasonably satisfactory to it confirming such exercise or termination.

        6.18    Pending Legal Proceedings.    There has not been any material adverse development in the Legal Proceedings disclosed by the Company in the Company Disclosure Schedule which has resulted or, in the good faith judgment of Parent, could reasonably be expected to result, individually or in the aggregate, in Liabilities, restrictions, penalties (including non-monetary penalties), sanctions or collateral consequences to any of Parent, the Company, the Surviving Corporation or their respective Affiliates to the extent such Liabilities, restrictions, penalties (including non-monetary penalties), sanctions or collateral consequences could reasonably be expected to (i) materially diminish the expected economic benefit of the Merger to Parent, or (ii) become the cause of debarrment or affect adversely the right of Parent, the Company, the Surviving Corporation or their respective Affiliates to own their respective assets, operate their respective businesses as currently operated or participate in future programs related to Government Contracts.

        6.19    SpyFinder LLC.    SpyFinder LLC shall have been dissolved in accordance with applicable Legal Requirements without Liability to the Company, the Surviving Corporation, Parent or any of their respective Affiliates and Parent shall have received evidence reasonably satisfactory to it confirming such dissolution.

        6.20    Commercial Guarantee.    The Commercial Guarantee between the Company, as guarantor, Whitney National Bank, as lender (the "Lender") and Louisiana Center for Manufacturing Sciences, as borrower (the "Borrower"), shall have been terminated without Liability to the Surviving Corporation, Parent or any of their Affiliates, or, if not so terminated, shall be amended to provide that the Company, as guarantor, shall not be obligated to guarantee more than $100,000 of Liabilities of the Borrower; and that the maturity of the Borrower's existing credit with the Lender may not be extended without the consent of the Company, as guarantor.

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

        The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

        7.1    Accuracy of Representations.    Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except that, in each case, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.1 if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

        7.2    Performance of Covenants.    All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3    Documents.    The Company shall have received the following documents:

          (a)  a legal opinion of Sutin, Thayer & Browne dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Sutin, Thayer & Browne may rely upon the tax representation letters referred to in Section 5.3);

          (b)  an Escrow Agreement in the form of Exhibit B, executed by Parent and the Escrow Agent;

          (c)  a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied; and

          (d)  a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying the Fully Diluted Company Share Amount.

        7.4    Shareholder Approval.    This Agreement, the Escrow Agreement, the Merger and the Stock Plan Amendments, shall have been duly adopted by the Required Company Shareholder Vote.

        7.5    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the NYSE.

        7.6    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        7.7    No Governmental Litigation.    There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

        7.8    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        7.9    Effectiveness of Registration Statement/Fairness Hearing.    Either (i) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the S-4 Registration Statement or (ii) the California Department of Corporations shall have determined that the Merger is fair to the shareholders of the Company, following a hearing on the fairness of the Merger, and the shares of Parent Common Stock to be issued in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act and shall be freely tradable.

SECTION 8.    TERMINATION

        8.1    Termination Events.    This Agreement may be terminated prior to the Closing, whether before or after adoption of this Agreement by the Company's shareholders:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order without agreeing to the imposition of any Burdensome Condition prior to the Termination Date;

          (c)  by either Parent or the Company if (i) the Company Shareholders Meeting (including any adjournment or postponement thereof) shall have been duly held and completed and the Company shareholders shall have taken a final vote on a proposal to approve and adopt the Merger, this Agreement and the Escrow Agreement and (ii) the Merger, this Agreement and the Escrow Agreement shall not have been adopted and approved by the Required Company Shareholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Company shareholders to adopt and approve the Merger, this Agreement and the Escrow Agreement is attributable to a failure on the part of the Company to perform its obligations under this Agreement;

          (d)  by Parent if any of the Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in the Company's representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;

          (e)  by the Company if any of Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in Parent's representations and warranties or on account of a breach of a covenant by Parent if such inaccuracy or breach is curable unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach;

          (f)    by Parent or the Company if the Closing has not taken place on or before August 1, 2002 (the "Termination Date") (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenant or obligation set forth in this Agreement); provided that if Parent has a right to terminate this Agreement pursuant to 8.1(d) and has elected not to terminate this Agreement and the Closing has not taken place on or before the Termination Date, then the Company shall have the right to terminate this Agreement if the Closing has not taken place on or before October 1, 2002 (the "Final Termination Date") even if the failure to close is the result of a failure on the part of the Company to comply with or perform any of its covenants or obligations so long as the Company has used commercially reasonable efforts to cure any breach of its obligations and to satisfy the conditions to Closing and has negotiated in good faith for at least five (5) business days an amendment to this Agreement to address any breach that is not curable or any condition to Closing that cannot be satisfied by the Final Termination Date;

          (g)  by Parent if a Company Triggering Event shall have occurred;

          (h)  by the Company, at any time during the Price Election Period if the Average Parent Closing Price is less than $15.00; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall promptly give written notice to Parent; provided that such notice of election to terminate this Agreement may be withdrawn by the Company at any time during the Price Election Period pursuant to written notice provided by the Company to Parent. During the two-day period following the date on which Parent receives such notice, Parent shall have the option to make the Parent Fixed Value Election; provided, however, that Parent may not make the Parent Fixed Value Election if the Average Parent Closing Price is less than $10.00. If Parent makes the Parent Fixed Value Election within such two-day period, it shall give prompt written notice to the Company of such election, whereupon no termination shall have occurred pursuant to this Section 8.1(h), and this Agreement shall remain in effect in accordance with its terms, and any reference in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as computed pursuant to paragraph (v)(A) of the definition of the term "Exchange Ratio" in Section 1.5(a) of this Agreement; or

          (i)    by Parent, at any time during the Price Election Period if the Average Parent Trading Price is greater than $27.00; subject, however, to the following three sentences. If Parent elects to exercise its termination right pursuant to the immediately preceding sentence, it shall promptly give written notice to the Company; provided that such notice of election to terminate this Agreement may be withdrawn by Parent at any time during the Price Election Period pursuant to written notice provided by Parent to the Company. During the two-day period following the date on which the Company receives such notice, the Company shall have the option to make the Company Fixed Value Election. If the Company makes the Company Fixed Value Election within such two-day period, it shall give prompt written notice to Parent of such election, whereupon no termination shall have occurred pursuant to this Section 8.1(i), and this Agreement shall remain in effect in accordance with its terms, and any reference in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as computed pursuant to paragraph (iv)(A) of the definition of the term "Exchange Ratio" in Section 1.5(a) of this Agreement.

        8.2    Termination Procedures.    If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

        8.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10.4 through 10.17; (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4; and (d) no party shall be liable for any consequential or punitive Damages.

        8.4    Expenses; Termination Fees.

          (a)    Expenses.    Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that: (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing of any premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), then, at the time specified in the next sentence, the Company shall make a nonrefundable cash payment to Parent, in an amount equal to the aggregate amount of all reasonably documented fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (the "Merger Expenses") up to an aggregate amount of $1,000,000, and (iii) if (A) this Agreement is terminated by Parent pursuant to Section 8.1(g) or (B) the Merger is not consummated solely due to the failure of at least 90% of all Company Options and other rights to acquire Company Common Stock to be exercised or terminated prior to the Final Termination Date, the Company shall make a nonrefundable cash payment to Parent (in addition to any other amount that may be payable pursuant to Section 8.4(b)) equal to the amount of Merger Expenses up to an aggregate amount of $1,000,000. In the case of termination of this Agreement by Parent pursuant to Section 8.1(g) or Section 8.1(c), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 8.4(a) shall be made by the Company within ten (10) business days after such termination and in the case of termination of this Agreement by the Company pursuant to Section 8.1(c) such nonrefundable payment shall be made prior to such termination.

          (b)    Termination Fee.

              (i)  If (A) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(g) and (y) within twelve (12) months of such termination the Company enters into a binding agreement with respect to, or consummates, an Acquisition Transaction, then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to any payment required to be made pursuant to Section 8.4(a), if any), a nonrefundable fee in the amount of $3,500,000 (the "Termination Fee"). If this Agreement is terminated by the Company for the reason specified in clause (A) of the preceding sentence, the Termination Fee shall be paid by the Company at the time the Company enters into a binding agreement with respect to, or consummates, an Acquisition Transaction.

            (ii)  The Company acknowledges that the agreements contained in this Section 8.4(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.4(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.4(b), the Company shall pay to Parent its costs and expenses (including attorneys' fee and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.4(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 8.4 shall not be in lieu of Damages incurred in the event of willful breach of this Agreement.

SECTION 9.    INDEMNIFICATION, ETC.

        9.1    Survival of Representations, Etc.

          (a)  The representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at 11:59 p.m. Pacific Time on the final day of the Escrow Period; provided, however, that (i) the representations and warranties set forth in Section 2.3, Section 2.14, Section 2.15 and Section 2.16 shall survive until the expiration of the relevant statute of limitations and (ii) if, at any time prior to expiration of the representations and warranties, any Indemnitee delivers to the Company Shareholders' Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. All representations and warranties made by Parent and Merger Sub shall terminate and expire at the end of the Escrow Period, and any Liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease, and any Liability of Parent or Merger Sub with respect to such representations and warranties shall not exceed $3,775,000.

          (b)  The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Indemnitees or the Company Shareholders' Representative on behalf of the Company shareholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party's knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations.

          (c)  For purposes of this Section 9, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement. Notwithstanding anything herein to the contrary, the representations and warranties of the Company contained in this Agreement shall, for purposes of the Indemnifying Parties' obligations pursuant to this Article 9, be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to the exceptions set forth in the Company Compliance Certificate, but subject to the exceptions set forth in the Company Disclosure Schedule.

        9.2    Indemnification.

          (a)  From and after the Effective Time (but subject to Section 9.1(a)), the Escrow Fund (the "Indemnifying Party") shall hold harmless and shall indemnify each Indemnitee from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in, breach or alleged breach of any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate); (ii) any breach or alleged breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); (iv) any demands by holders of Company Securities under Sections 53-15-3 and 53-15-4 of the NMBCA or by current or former beneficial owners of the Benefit Plans, the Company Stock Option Plan or the Company Stock Plans (which shall include without limitation amounts paid to such holders with respect to such demands in excess of the Merger Consideration payable to holders of the same class or series of Company Securities pursuant to Article 2 of this Agreement, as well as attorneys' fees and expenses incurred in connection with such demands), (v) the amount of any Additional Third Party Expenses, if any, and (vi) any matter set forth on Schedule 9.2(a) to this Agreement or any Legal Proceeding arising out of the matters set forth on Schedule 9.2(a).

          (b)  In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in, breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of actual Damages.

        9.3    Threshold.    No Indemnitee shall be entitled to indemnification pursuant to Section 9 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties), other than Damages related to any matter set forth Schedule 9.2(a), that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate; provided, however, that if the total amount of such Damages exceeds $250,000, then any Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for all such Damages.

        9.4    Offset Against Escrow Shares; Sole Remedy.

          (a)  Subject to Section 9.3, in the event any Indemnitee shall suffer any Damages for which such Indemnitee is entitled to indemnification under this Section 9, such Indemnitee shall be entitled to recover such Damages by offsetting such Damages against the Earn Out Payment Amount in accordance with Section 1.14(h) or canceling that number of Escrow Shares equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Fund on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company shareholder.

          (b)  From and after the Effective Time, the holders of Company Securities shall have no liability for Damages in excess of the Escrow Fund except for Damages directly or indirectly related to (i) fraud or intentional misrepresentation by the Company or (ii) any breach of the representations set forth in Section 2.3; provided, however, that nothing in this Section 9.4(b) shall preclude Parent from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the provisions of this Article 9 with respect to indemnification shall not be the exclusive remedy for Parent, and that Parent shall have the right to recover Damages from the holders of Company Securities for, and that such holders shall be severally but not jointly liable for their respective pro rata portion of, Damages (such pro rata portion to be determined based on the amount of Merger Consideration payable with respect to such holder's Company Securities, relative to the aggregate Merger Consideration payable with respect to all Company Securities), in each case up to, and not to exceed, the amount of Merger Consideration paid with respect to such holders' Company Securities (it being understood that any amount recovered pursuant to this Section 9.4(b), or any amount of the Escrow Fund not received by holders of Company Securities upon distribution of the Escrow Fund, shall not be considered as Merger Consideration paid with respect to such holders' Company Securities for purposes of this Section 9.4(b)) directly or indirectly arising or resulting from (i) fraud or intentional misrepresentation by the Company or (ii) any breach of the representations set forth in Section 2.3

        9.5    No Contribution.    The Company shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such shareholders may become subject under or in connection with this Agreement or the Escrow Agreement.

        9.6    Defense of Third Party Claims.

          (a)  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall promptly give the Company Shareholders'

  Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a "Claim") provided, however, that any failure on the part of Parent to so notify the Company Shareholders' Representative shall not limit any of the Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

          (b)  Within ten days of delivery of such written notice, the Company Shareholders' Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Company Shareholders' Representative makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Company Shareholders' Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company Shareholders' Representative of the progress of any such Claim, will permit the Company Shareholders' Representative, at the sole cost of the Company Shareholders' Representative, to participate in such prosecution or defense and will provide the Company Shareholders' Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. Notwithstanding the foregoing, Parent shall control the defense and settlement of any Claim with respect to Taxes.

          (c)  Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Shares on the date of the Claim, or relates to any Proprietary Assets or other intellectual property issues, or involves any action by any Governmental Body, whether arising under a Governmental Contract or otherwise, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim.

          (d)  Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Company Shareholders' Representative defends the Claim) or the Company Shareholders' Representative (if Parent or other Indemnitees defend the Claim), such consent not to be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, Parent may withhold its consent to any settlement that does not include a full general release of all the claims against Indemnitee from all parties to the litigation or that requires Parent or any of its Affiliates to perform any covenant or refrain from engaging in any activity.

          (e)  If Parent proceeds with the defense of any such claim or Legal Proceeding all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied out of the Escrow Shares in the manner set forth in the Escrow Agreement.

        9.7    Exercise of Remedies; Tax Treatment.

          (a)  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

          (b)  The parties shall report any indemnification payment made pursuant to this Section 9 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

SECTION 10.    MISCELLANEOUS PROVISIONS

        10.1    Company Shareholders' Representative.

          (a)  The shareholders of the Company, by adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint Mr. Robert Savoie as their agent and attorney-in-fact for purposes of Section 9 and the Escrow Agreement (the "Company Shareholders' Representative"), and consent to the taking by the Company Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of the Escrow Shares or cash out of the Escrow Fund in satisfaction of claims by Parent). The Company Shareholders' Representative hereby agrees to negotiate, enter into settlements and compromises of claims, including third-party claims, to comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 9, take all actions necessary in his judgment for the accomplishment of the foregoing, and hereby accepts his appointment as the Company Shareholders' Representative for purposes of Section 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Shareholders' Representative on all matters relating to Section 9 and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company shareholder by the Company Shareholders' Representative, and on any other action taken or purported to be taken on behalf of any Company shareholder by the Company Shareholders' Representative, as fully binding upon such Company shareholder.

          (b)  If the Company Shareholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company shareholders, then Mr. Douglas Chandler shall, within ten days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the "Company Shareholders' Representative" for purposes of Section 9, the Escrow Agreement and this Section 10.1. If for any reason there is no Company Shareholders' Representative at any time, all references herein to the Company Shareholders' Representative shall be deemed to refer to Mr. Douglas Chandler.

          (c)  A Company Shareholders' Representative shall not be liable for any act done or omitted hereunder as Company Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment. Company shareholders on whose behalf Escrow Shares were contributed to the escrow shall severally indemnify each Company Shareholders' Representative and hold each Company Shareholders' Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Company Shareholders' Representative and arising out of or in connection with the acceptance or administration of such Company Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Company Shareholders' Representative, as set forth in Section 10.1(e) below.

          (d)  The Company Shareholders' Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Company Shareholders' Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Company Shareholders' Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Company Shareholders' Representative based on such advice, the Company Shareholders' Representative shall not be liable to anyone.

          (e)  The reasonable expenses incurred by the Company Shareholders' Representative while acting on behalf of the Company shareholders under the authorization granted in this Section 10.1 shall be borne by the shareholders of the Company pro rata and shall be payable out of the Escrow Fund; provided, however, that all payments to the Company Shareholders' Representative out of the Escrow Fund pursuant to this Section 10.1(e) shall not exceed $10,000.

        10.2    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        10.3    Company Transaction Expenses.    To the extent the total amount of all the Company's fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by any of the Acquired Corporations in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger exceeds $650,000, such fees, costs and expenses in excess of $650,000 (such excess, the "Additional Third Party Expenses") shall be paid and satisfied by the cancellation of that number of Escrow Shares in accordance with the terms of the Escrow Agreement equal in value to the total amount of such fees, costs and expenses.

        10.4    Attorneys' Fees.    If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.5    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement or to the Company Shareholders' Representative shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent:

      THE TITAN CORPORATION
      3033 Science Park Road
      San Diego, CA 92121
      Attn: Nicholas Costanza, Esq., General Counsel
      Facsimile: (858) 552-9759

    with copy to (which copy shall not constitute notice):

      COOLEY GODWARD LLP
      4401 Eastgate Mall
      San Diego, CA 92121
      Attn: Barbara L. Borden, Esq.
      Fax: (858) 453-3555

    if to the Company:

      SCIENCE & ENGINEERING ASSOCIATES, INC.
      6100 Uptown Blvd NE, Suite 700
      Albuquerque, New Mexico 87110
      Attn: Dr. James Cramer
      Facsimile: (505) 346-0642

    with a copy to (which copy shall not constitute notice):

      SUTIN, THAYER & BROWNE APC.
      6565 Americas Parkway NE, Suite 1000
      Albuquerque, New Mexico 87110
      Attn: Jay D. Rosenblum, Esq.
      Facsimile: (505) 888-6565

    if to the Company Shareholders' Representative:

      SCIENCE & ENGINEERING ASSOCIATES, INC.
      2021 Lake Shore Drive, Suite 200
      New Orleans, Louisiana 67122
      Attn: Mr. Robert Savoie
      Facsimile: (504) 304-2461

        10.6    Time of the Essence.    Time is of the essence of this Agreement.

        10.7    Headings.    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.8    Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        10.9    Governing Law; Jurisdiction and Venue.

          (a)  Except as required by mandatory provisions of the NMBCA, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          (b)  Any legal action or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. The Company and Parent each:

              (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California (and each appellate court located in the State of California), in connection with any Legal Proceeding;

            (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.5 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding;

          (iii)  agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        10.10    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, neither party shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the other party, which consent may not be unreasonably withheld or delayed.

        10.11    Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

        10.12    Waiver.    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.13    Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

        10.14    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        10.15    Parties in Interest.    Except for the provisions of Sections 1.5, 1.6, 1.14, 9 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        10.16    Entire Agreement.    This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        10.17    Construction.

          (a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (e)  All fractions, quotients and the product of any other computations contemplated in this Agreement shall be rounded to the fourth decimal point.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE TITAN CORPORATION a Delaware corporation
By:	/s/ BRIAN CLARK
	Name:	Brian Clark
	Title:	Vice President
SCIENCE & ENGINEERING ASSOCIATES, INC. a New Mexico corporation
By:	/s/ ROBERT SAVOIE
	Name:	Robert Savoie
	Title:	President
THUNDERBIRD ACQUISITION, INC. a New Mexico corporation
By:	/s/ BRIAN CLARK
	Name:	Brian Clark
	Title:	President

[SIGNATURE PAGE TO AGREEMENT AND
PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquired Corporations.    "Acquired Corporations" shall mean the Company and each of its Subsidiaries.

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction or series of transactions (other than the Merger and the transaction expressly contemplated in this Agreement or specifically disclosed in the Company Disclosure Schedule) involving:

          (a)  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation or is otherwise involved, (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

          (b)  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

          (c)  any liquidation or dissolution of any of the Acquired Corporations.

provided, however, that (A) the grant of stock options by the Company to its employees in the ordinary course of business will not be deemed to be an "Acquisition Transaction" if such grant is made pursuant to the Company's existing stock option plans and is consistent with the Company's past practices, and (B) the issuance of stock by the Company to its employees and others upon the exercise of outstanding stock options will not be deemed to be an "Acquisition Transaction." Specifically, Parent acknowledges, understands and accepts that the Company may engage in a variety of securities transactions during the Pre-Closing Period involving stock, stock options and comparable commitments made to employees, ex-employees, advisors and independent contractors of the Company, including without limitation, potential issuance, redemption or repurchase of such stock, stock rights or commitments, and that nothing in this letter agreement is intended to restrict or interfere with these events or matters or to trigger payment of the referenced fee or expenses by Company pursuant to Section 8.4 of this Agreement, provided that the Company shall disclose this transaction to all participants in such transactions.

        Additional Third Party Expenses. "Additional Third Party Expenses" shall have the meaning specified in Section 10.3.

        Adjusted EBIT.    "Adjusted EBIT" shall mean the Company's earnings before income tax and before any benefit allowance, calculated in accordance with GAAP (excluding the pro forma effect of any Earn Out Payment payable with respect to such EBIT), excluding any EBIT attributable to any stock or asset acquisition transactions by the Company or its Affiliates from or after the date of this Agreement. The Company's revenues and expenses, including, without limitation, corporate allocations, amortization and depreciation will be calculated and recorded in accordance with GAAP, applicable government cost accounting rules, and the accounting practices, methods, principles and practices utilized by Parent in preparing its consolidated financial statements. Corporate and general and administrative cost allocations shall include only costs and expenses related to (i) direct corporate services, including legal services, provided to the Surviving Corporation and (ii) any out-of-pocket expenses incurred by Parent or its Affiliates and attributable to the Surviving Corporation. Notwithstanding anything in this Agreement to the contrary, if Parent causes the Company to complete one or more acquisitions or strategic transactions which causes the Company's costs used to calculate the adjusted EBIT to increase, then Mr. Robert Savoie shall notify Parent in writing that such transaction has caused such costs to increase, and, then, Mr. Savoie and a representative of Parent will negotiate in good faith an adjustment to the calculation of Adjusted EBIT in order to reasonably account for agreed upon increases in the Company's costs.

        Affiliate.    "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

        Associate.    "Associate" shall mean any Person's Subsidiary or other Affiliate and the respective Representatives of such Subsidiary or other Affiliate.

        Average Parent Trading Price.    "Average Parent Trading Price" shall mean the average closing sales price for Parent Common Stock on the New York Stock Exchange Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the five (5) trading-day period ending two days prior to the distribution of the Earn Out Payment pursuant to Sections 1.8(c) and 1.14.

        Benefit Plans.    "Benefit Plans" shall mean the SEA 401(k) Employee Stock Ownership Plan and each of the Company Stock Plans.

        Company Adjusted Value Amount.    "Company Adjusted Value Amount" shall mean the product of (i) $27.00 multiplied by (ii) the quotient obtained by dividing the Company Value by the $24.00.

        Company Common Share Amount.    "Company Share Amount" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement).

        Company Common Stock.    "Company Common Stock" shall mean the Common Stock, no par value, of the Company.

        Company Contract.    "Company Contract" shall mean any Contract, including any amendment or supplement thereto: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of their assets are or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement and modifying the representations and warranties of the Company in Section 2) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.

        Company Fixed Value Election.    "Company Fixed Value Election" shall mean an election made by the Company to use the Exchange Ratio calculated pursuant to clause (iv)(A) of the definition of the term Exchange Ratio.

        Company Material Adverse Effect.    An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of any of the Company, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and the Acquired Corporations; provided, however, that any adverse change, effect, occurrence, state of fact or development attributable to conditions affecting the U.S. economy as a whole shall not be taken into account in determining if a Company Material Adverse Effect has occurred to the extent such adverse change, effect, occurrence, state of fact or development does not affect the Company more adversely than comparable Entities; and provided, further, that, notwithstanding anything in this definition and this Agreement to the contrary, a Company Material Adverse Effect shall be deemed to have occurred if, individually or in the aggregate, an event, violation, inaccuracy, circumstance or other event (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) has resulted or, in the good faith judgment of Parent, could reasonably be expected to result, individually or in the aggregate, in Damages to any Indemnitee in excess of $1,000,000.

        Company Options.    "Company Options" shall mean all options to purchase shares of Company Common Stock pursuant to the Company Stock Option Plan.

        Company Proprietary Asset.    "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

        Company Revenues.    "Company Revenues" shall mean total Company revenues calculated in accordance with GAAP, excluding any revenues attributable to any stock or asset acquisition transactions.

        Company Securities.    "Company Securities" shall mean shares of Company Common Stock and all outstanding options, warrants, or other rights to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested.

        Company Shareholders' Representative.    "Company Shareholders' Representative" shall have the meaning specified in Section 10.1(a).

        Company Source Code.    "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Company Proprietary Asset.

        Company Stock Option Plan.    "Company Stock Option Plan" shall mean the First Amended and Restated Science & Engineering Associates, Inc. 1997 Incentive Stock Option And Nonqualified Stock Option Plan and each of the stock option agreements thereunder.

        Company Stock Plans.    "Company Stock Plans" shall mean (i) the Second Amended and Restated SEA Payroll Deduction Stock Purchase Plan, (ii) the SEA Employee Stock Purchase Plan and (iii) the Science & Engineering Associates, Inc. Vesting Stock Bonus Plan.

        Company Triggering Event.    A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company shareholders vote to approve the principal terms of this Agreement and approve the Escrow Agreement and the Merger, or shall have withdrawn or modified in a manner adverse to Parent the Recommendations or shall otherwise have made a disclosure to the Company shareholders or a public announcement that makes it reasonably apparent that the board of directors of the Company would so withdraw, modify or amend any of its Recommendations; (ii) the Company shall have failed to include the Recommendations in the S-4 Registration Statement or the Information Statement, as applicable; (iii) the board of directors of the Company fails to reaffirm in writing the Recommendations, or fails to reaffirm in writing its determination that the Merger is in the best interests of the Company's shareholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Transaction or shall have resolved or announced an intention to do so; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall have recommended such offer or shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer, (vii) a proposal for an Acquisition Transaction is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such proposal is announced or (B) otherwise fails to actively oppose such proposal, or (viii) the Company breaches its obligations under Section 4.4 of this Agreement.

        Company Value.    "Company Value" shall mean $71,725,000.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contract.    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

        Damages.    "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

        Earn Out Period.    "Earn Out Period" shall mean the twelve-month period beginning on the first day of the month immediately following the month during which the Closing occurs.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        Escrow Fund.    "Escrow Fund" shall mean the Escrow Shares and any other property held by the Escrow Agent in exchange or substitution therefor in accordance with the terms of the Escrow Agreement.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

        Excluded Shares.    "Excluded Shares" shall mean any Dissenting Shares and any shares of Company Common Stock held by Parent, Merger Sub or any of their Subsidiaries.

        Fully Diluted Company Share Amount.    "Fully Diluted Company Share Amount" shall mean the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable pursuant to all Company Options outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Company Common Stock issuable pursuant to warrants, options, convertible securities and any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

        GAAP.    "GAAP" shall mean generally accepted accounting principles, applies on a basis consistent with the basis on which the Company and Parent Financial Statements, respectively, were prepared.

        Government Bid.    "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

        Government Contract.    "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Indemnitees.    "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

        Knowledge.    An individual shall be deemed to have "knowledge" of a particular fact or other matter if:

          (a)  such individual is actually aware of such fact or other matter; or

          (b)  such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties.

        Each of the Acquired Corporations shall be deemed to have "knowledge" of a particular fact or other matter if any officer, management employee or other Representative of the such Acquired Corporation, as applicable, has knowledge of such fact or other matter.

        Legal Proceeding.    "Legal Proceeding" shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Liabilities.    "Liabilities" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Merger Consideration.    "Merger Consideration" receivable by a holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock (other than Escrow Shares) issuable to such holder in accordance with Section 1.5(a) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (ii) the rights of such holder with respect to the Escrow Shares held by the Escrow Agent on behalf of such holder, (iii) the right of such holder to receive an Earn Out Payment pursuant to Section 1.14, and (iv) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 1.8(a) and 1.8(c).

        NYSE    "NYSE" shall mean the New York Stock Exchange, Inc.

        Order.    "Order" shall mean any writ, decree, injunction, order or similar action.

        Ordinary Course of Business.    Except for the execution and delivery of this Agreement, an action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a)  such action is recurring in nature, is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company;

          (b)  such action is taken in accordance with sound and prudent business practices;

          (c)  such action is not required to be authorized by the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company and does not require any other separate or special authorization of any nature; and

          (d)  such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable Entities.

        Parent Adjusted Value Amount.    Parent Adjusted Value Amount shall mean the product of (i) $15.00 multiplied by (ii) the quotient obtained by dividing the Company Value by $18.00.

        Parent Fixed Value Election.    "Parent Fixed Value Election" shall mean an election made by Parent to use the Exchange Ratio calculated pursuant to paragraph (v)(A) of the definition of the term Exchange Ratio.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Price Determination Date.    "Price Determination Date" shall mean the trading day immediately prior to the date on which the last of the conditions set forth in Section 6 and Section 7 has been satisfied or waived.

        Price Election Period.    "Price Election Period" shall mean the two-day period beginning at 4:00 p.m. Pacific Time on the Price Determination Date and ending at 4:00 p.m. Pacific Time on the second day immediately following the Price Determination Date.

        Proprietary Asset.    "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        Related Agreements.    "Related Agreements" shall mean the Voting Agreement, the Affiliate Agreement, the Escrow Agreement, and the General Release.

        Representatives.    "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Stock Plan Amendments.    "Stock Plan Amendments" shall mean termination of or an amendment to the Company Stock Option Plan and to each of the Company Stock Plans in each case in form and substance reasonably satisfactory to Parent.

        Subsidiary.    Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

        Tax.    "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Termination Date.    "Termination Date" shall have the meaning specified in Section 8.1(f).

Schedule 9.2(A)

1.
The costs and expenses, including legal fees, related to any internal investigation conducted by Parent or the Surviving Corporation in connection with the ongoing investigation by the Inspector General of the Defense Criminal Investigative Service under the Department of Defense and the related SEA Subpoena Duces Tecum #20010062J (the "Criminal Subpoena").

2.
Any Liability or Damages related to the criminal subpoena investigation referred to in Item 1 above and any resulting criminal or civil Legal Proceedings, including any civil claims or False Claims Act claims that arise from such investigation.

3.
Any Liability or Damages related to the claim by Letitia Kerry alleging sexual discrimination.

4.
Any Damages related to the stock option, stock purchase or benefit plans of the Company.

5.
Any Liability or Damages related to any Legal Proceeding commenced or threatened during the Pre-Closing Period.

QuickLinks

TABLE OF CONTENTS
EXHIBITS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT A CERTAIN DEFINITIONS